POWER OF ATTORNEY

        The undersigned officers and directors of Intrepid Capital Management Funds Trust (the “Trust”) hereby appoint Mark F. Travis, as attorney-in-fact and agent, with the power to execute and to file any of the documents referred to below relating to the initial registration of the Trust as an investment company under the Investment Company Act of 1940, as amended (the “1940 Act”) and the registration of the Trust’s securities under the Securities Act of 1933, as amended (the “Securities Act”), including the Trust’s Registration Statement on Form N-8A, N-1A or Form N-14, any and all amendments thereto, including all exhibits and any documents required to be filed with respect thereto with any regulatory authority, including applications for exemptive order rulings and proxy materials. Each of the undersigned grants to the said attorney full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he could do if personally present, thereby ratifying all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

        The undersigned officers and directors hereby execute this Power of Attorney as of this 16th day of November, 2004.

/s/ Mark F. Travis	President and Treasurer (Principal Executive, Financial
Mark F. Travis	and Accounting Officer) and Trustee
/s/ John J. Broaddus	Trustee
John J. Broaddus
/s/ Roy F. Clarke	Trustee
Roy F. Clarke
/s/ Peter R. Osterman, Jr.	Trustee
Peter R. Osterman, Jr
/s/ Ed Vandergriff, Jr.	Trustee
Ed Vandergriff, Jr.